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                                                                   Exhibit 10.4

                              DOREEN J. BLAUSCHILD
                                 ATTORNEY-AT-LAW
                           13914 BORA BORA WAY, #102D
                            MARINA DEL RAY, CA 90292

VIA FACSIMILE AND U.S. MAIL

                                 April 11, 1995


Mr. Rudolf P. Guenzel
President and Chief Executive Officer
Southern California Federal Savings and Loan Association
9100 Wilshire Blvd.
Beverly Hills, CA 90212

Dear Rudy:

        The following sets forth the terms of the compromise we agreed to relating to any claims I may have against Southern California Federal Savings and Loan Association ("SoCal"), and the basis on which we have agreed that I will continue to work for SoCal.

        1. Employment and Compensation. SoCal will continue to employ me as Senior Vice President/General Counsel or in a capacity not less than such position and at compensation not less than my current compensation for a minimum guaranteed period of six months from March 17, 1995 ("Guaranteed Period"). For this purpose, current compensation ("Current Compensation") shall include: base salary of $12,500 per month; car allowance of $625 per month plus reimbursement for gas and oil; payment for car telephone and business calls thereon; payment for home facsimile line. In addition, for any period of my employment with SoCal, whether before or after the Guaranteed Period, I will be entitled to at least four (4) weeks paid vacation per year, accrued each year at May 31, plus participation in such other benefit plans or programs as are now or may hereafter be provided generally to other senior executives of SoCal and as those plans or programs may be modified or amended from time to time ("Benefit Plans"). We agree for these purposes that Benefit Plans do not include the Long Term Incentive Plan nor the Supplemental Executive Retirement Plan (assuming they are terminated), which are referred to elsewhere in this letter agreement.

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        2. Standards of Performance. I will perform all of my duties in a fully professional manner pursuant to the standards of skill, competence and efficiency expected of my position and subject to the lawful direction and control of the Chief Executive Officer and the Board of Directors of SoCal. I will devote my full business time, energy and attention exclusively to the furtherance and best interests of SoCal and to the performance of my duties hereunder. Except as otherwise provided herein, I continue to be subject to and/or covered by SoCal's personnel and other operating policies, procedures and programs, as they may be modified from time to time.

        Voluntary Resignation. In the event I resign except as authorized in PARA 10 below, I will be entitled to any earned and unpaid compensation and any accrued but unpaid vacation through the resignation date, plus any vested benefits through the resignation date to which I would otherwise be entitled under the terms of Benefit Plans in which I have participated or am then participating. In addition, the releases referenced in PARA 9 below shall become fully effective as of the resignation date provided that SoCal has made the salary and vacation payments to me referenced in this PARA 2, except that our agreement as set forth in PARA 8 below will continue.

        3. Termination without cause after Guaranteed Period. In the event SoCal terminates my employment without cause (as defined below in PARA 5) at any time after the Guaranteed Period, I shall be entitled to: (i) payment of four months base salary (at the greater of my current salary or my salary at the time of termination) payable in at least monthly installments and commencing from the termination date; (ii) immediate payment of accrued and unpaid vacation; (iii) lump sum payment of $25,000 payable immediately upon termination and simultaneously in exchange for a release of any and all claims I may have up to that point for emotional distress, discrimination or any other tort claims (copy of Tort Release attached), which Tort Release shall be effective on the date of my receipt of such payment; (iv) continuation of coverage or payment of premiums to continue coverage under SoCal's group health, dental, and life plans and its long term disability plan (to the extent SoCal is able to obtain disability coverage from a third party insurer), all subject to payment of any required employee contribution, according to the terms of those plans as they may be amended or modified from time to time with respect to all other participants, such coverage to continue for the earlier of six months from the termination date or until I become eligible for comparable group benefit coverage; and (v) continued benefit of SoCal's indemnification obligations as of the termination date and such coverage as is provided pursuant to SoCal's D & O insurance policy existing as of the termination date so long as such policy remains in effect or as it may be modified. I will also be eligible to continue to participate in SoCal's Cafeteria (Section 125) Plan for the lesser of six months from the termination date or the remainder of the calendar year in which my employment is terminated. At the expiration of the time period in 3(iv), SoCal will make available medical and dental insurance coverage under COBRA for a period of 18 months pursuant to the provisions of COBRA.

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        4. Termination without cause during Guaranteed Period. In the event
SoCal terminates my employment without cause prior to the expiration of the Guaranteed Period, in addition to the payments and entitlements under the provisions of 3(i), 3(ii), 3(iii), 3(iv), and 3(v) above, I shall also be entitled to continued payment of Current Compensation plus continuation of group health, dental, life and disability (to the extent obtainable from a third party insurer) insurance coverages as provided in 3(iv) above for the period between the termination date and the expiration of the Guaranteed Period as well as continued participation in SoCal's Cafeteria (Section 125) Plan. In other words, in the event SoCal terminates me without cause prior to the expiration of the Guaranteed Period, I will be entitled to immediate payment pursuant to 3(ii) and 3(iii) above, to continuation of Current Compensation and existing group benefit coverage for the remainder of the Guaranteed Period, at the expiration of which I will be entitled to the payments and/or coverages as set forth in PARA 3(i), 3(iv), 3(v), and the last two sentences of PARA 3, except that these payments and coverages will commence at the expiration of the Guaranteed Period.

        5. Cause. For these purposes, cause ("Cause") shall be defined as set forth in 12 C.F.R. Section 563.39(b)(1) as it may be amended from time to time and which is incorporated herein by reference.

        6. Regulatory provisions. All other provisions of 12 C.F.R. Section 563.39(b) and of 12 U.S.C. Section 1828(k), or any successor regulations, are incorporated herein by reference.

        7. SERP. Upon formal liquidation of the SERP trust, my proportionate share, currently calculated to be approximately $14,430.31, shall be a vested right, shall be placed in an interest bearing account through Severson & Werson's client trust account, and shall be paid to me with such interest on the Release Date in exchange for the Releases set forth in PARA 9 below.

        8. Long Term Incentive Plan. Notwithstanding any termination of the Executive Long Term Plan (which I understand is contemplated), I will be entitled to a payment equal to .25% (one-fourth of 1%) of the amount by which any net recovery (i.e. gross amount less attorneys' fees incurred by SoCal in connection with such litigation) by and payable to SoCal relating to the goodwill litigation, whether by judgment or settlement, exceeds $150,000,000, such payment to be made as promptly as practicable upon SoCal's receipt of such recovery.

        9. Releases. SoCal and I will execute the Mutual Releases upon execution of this agreement (copy of Mutual Releases attached) and deliver them to Severson & Werson to be held pending their effectiveness in accordance with this agreement. Such Mutual Releases will not become effective until the earlier of
(i) SoCal's payment of the salary and vacation amounts described under the second paragraph of PARA 2 based upon my resignation except an Authorized Resignation, (ii) SoCal's full performance under the terms of this agreement, or
(iii) in the event I remain employed by SoCal as of March 17, 1996, then March 17, 1996 (hereinafter "Release Date").

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        10. Authorized Resignation. If my Current Compensation is reduced without my written consent, I am entitled to resign ("Authorized Resignation") and thereupon shall be entitled to payments and entitlements as set forth in PARA 3, 4, 7 & 8 above as if I were terminated without cause as of my resignation date.

        11. Confidentiality. SoCal and I agree to keep all terms of this agreement confidential. I agree to discuss it only with my attorneys, accountants, immediate family and appropriate regulatory authorities. SoCal agrees to discuss it only with officers, directors or agents with a specific need to know and appropriate regulatory officials. I represent and warrant that I have not discussed the terms of this agreement with any current or former employee of SoCal except Don Vena, Senior Vice President, Administration. SoCal and I agree that these confidentiality provisions are considered material provisions of this agreement. This agreement shall be binding on the successors and assigns of SoCal.

        12. Effective date and tolling. This agreement shall be effective and binding upon the parties upon execution of this letter below by the President and Chief Executive Officer and the Chairman of the Board of Directors of SoCal and the written approval or non-objection of the OTS and FDIC. Pending regulatory approval or non-objection, all statutes of limitation or other time requirements contained in my 1993 Employment Agreement as amended and the SERP Agreement are tolled. In addition, once the agreement is effective, all statutes of limitation or other time requirements contained in my 1993 Employment Agreement as amended and the SERP Agreement are tolled until the Release Date.

        13. Consultation with counsel. By its execution below, SoCal and I acknowledge that we each have consulted with outside counsel in connection with this agreement.


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        Please acknowledge SoCal's agreement to the terms herein by signing where indicated below and returning a duplicate original of this letter to me together with the written approval of non-objection by the OTS and FDIC.

        Very truly yours,


        Doreen J. Blauschild

        THE UNDERSIGNED ACKNOWLEDGE THAT THE BOARD OF DIRECTORS
OF SOCAL HAS APPROVED THE TERMS OF THE AGREEMENT SET FORTH
HEREINABOVE.


-------------------------                     ------------------------------
Rudolf P. Guenzel                             Preston Martin
President and Chief                           Chairman of the Board
Executive Officer


-------------------------                     ------------------------------
Date                                          Date

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                             RELEASE OF TORT CLAIMS
             PURSUANT TO SECTION 3(iii) OF LETTER AGREEMENT BETWEEN
          DOREEN BLAUSCHILD (EXECUTIVE) AND SOCAL DATED APRIL 11, 1995
                              ("LETTER AGREEMENT").

        (a) Executive acknowledges that the payment of monies as set forth in
Section 3(iii) of the Letter Agreement between herself and SoCal are in full and reasonable settlement of any and all emotional distress, discrimination, or other tort claims which she may have against SoCal as of the effective date of this Release of Tort Claims, as set forth in Section 3(iii) of the Letter Agreement ("Effective Date").

        (b) Effective as of the Effective Date, Executive, on behalf of herself, her marital community, heirs, executors, administrators and assigns (herein collectively "Executive") hereby forever and in full releases, discharges, and acquits SoCal, its subsidiaries, affiliates, divisions, predecessors, successors and parents and any of their agents, representatives, officers, directors, employees, shareholders, heirs, assigns, past and present, and their attorneys, and all persons acting by, through, under or in concert with them or any of them, (herein collectively called "Associated Persons") from any and all claims, causes of action, demands, liabilities, damages, expenses and obligations of every kind or nature, whether known or unknown, contingent or fixed, and whether or not matured and sounding solely in tort (collectively "Tort Claims"), which Executive may now have or may hereafter have against SoCal and Associated Persons, by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof arising from or relating to Executive's employment with SoCal or termination therefrom, including without limitation Tort Claims for (i) wrongful termination, breach of employment contract, breach of the covenant of good faith and fair dealing, retaliation, intentional or negligent infliction of emotional distress, tortious interference with existing or prospective economic advantage, negligence, misrepresentation, breach of privacy, defamation, loss of consortium, breach of fiduciary duty, violation of public policy or any other common law tort claim of any kind; (ii) any violation or alleged violation of Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the California Unemployment Insurance Act, the California Workers' Compensation Act, the Civil Rights Act of 1866, the Consolidated Omnibus Budget Reconciliation Act, California Labor Code Section 1102.5; (iii) any tort claim relating to or arising under any other local, state or federal statute or

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regulation or principle of common law governing the employment of individuals, discrimination in employment and/or the payment of wages or benefits.

EXECUTED THIS ____________ DAY OF _______________, 199___.


----------------------------------
DOREEN J. BLAUSCHILD



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                                 MUTUAL RELEASES
              PURSUANT TO SECTION 9 OF THE LETTER AGREEMENT BETWEEN
          DOREEN BLAUSCHILD (EXECUTIVE) AND SOCAL DATED APRIL 11, 1995
                              ("LETTER AGREEMENT")

        1.     MUTUAL RELEASES

               (a) Executive acknowledges that the provisions for compensation and other benefits as set forth in the Letter Agreement between the parties are in full and reasonable settlement of any and all claims which she may have against SoCal and Associated Persons effective as of the Release Date as defined in Section 9 of the Letter Agreement.

               (b) Effective as of the Release Date, and except for the rights and obligations created by the Letter Agreement, Executive, on behalf of herself, her marital community, heirs, executors, administrators and assigns (herein collectively "Executive") hereby forever and in full releases, discharges, and acquits SoCal, its subsidiaries, affiliates, divisions, predecessors, successors and parents and any of their agents, representatives, officers, directors, employees, shareholders, heirs, assigns, past and present, and their attorneys, and all persons acting by, through, under or in concert with them or any of them, (herein collectively called "Associated Persons") from any and all claims, causes of action, demands, liabilities, damages, expenses and obligations of every kind or nature, whether known or unknown, contingent or fixed, and whether or not matured (collectively, "Claims"), which Executive may now have or may hereafter have against SoCal and Associated Persons, by reasons of any matter, cause or thing whatsoever from the beginning of time to the date hereof arising from or relating to Executive's employment with SoCal or termination therefrom, including without limitation all Claims for salary, severance pay, or amounts payable under any written or oral employment agreements, incentive compensation plans, long-term plans, or other compensation or benefit or supplemental retirement arrangements between SoCal and Executive, EXCEPT that this Release is not intended to and specifically excludes any and all benefits to which Executive may be entitled under SoCal's Defined Benefit Plan, under SoCal's Savings Plus (401k) Plan, and under any other Benefit Plans as defined in the Letter Agreement, all pursuant to the terms of those respective plans, and EXCEPT FURTHER that this Release is not intended to and specifically excludes the provisions of Section 8 of the Letter Agreement.

        Without limiting the generality of the foregoing, and except for the rights and obligations created in the Letter Agreement, the Claims released herein include any Claims arising out of, based upon or in any way related to
(i) any prior employment agreements, incentive agreements or benefits or supplemental retirement plans; (ii) any property, contract or tort claims, including wrongful discharge, breach of employment contract, breach of the covenant of good faith and fair dealing, retaliation, intentional or negligent infliction of emotional distress, tortious interference with existing or prospective economic advantage, negligence, misrepresentation, breach of privacy, defamation, loss of consortium, breach of

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fiduciary duty, violation of public policy or any other common law claim of any kind; (iii) any violation or alleged violation of Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act of 1990, the Equal Pay Act, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the California Unemployment Insurance Act, the California Workers' Compensation Act, the Civil Rights Act of 1866, the Consolidated Omnibus Budget Reconciliation Act, California Labor Code Section 1102.5; (iv) any claims for severance pay, bonus, sick leave, vacation or holiday pay, life insurance, health, disability or medical insurance or any other fringe benefit; and (v) any claim relating to or arising under any other local, state or federal statute or regulation or principle of common law (whether in contract or in tort) governing the employment of individuals, discrimination in employment and/or the payment of wages or benefits.

               (c) SoCal and Associated Persons hereby forever and in full release, discharge and acquit Executive from any and all claims, causes of action, demands, liabilities, damages, expenses and obligations of every kind or nature, whether known or unknown, contingent or fixed, and whether or not matured (Collectively "Claims"), which SoCal and/or Associated Persons may now have or may hereafter have against Executive by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof arising from or relating to Executive's employment with SoCal or termination therefrom, except that this release is not intended to and does not include release of any claims based upon or allegations of fraudulent or unlawful conduct on the part of Executive up to the date of the Release.

               (d) The parties understand that if any fact with respect to any matter covered by this Mutual Release is found to be other than, or different from the facts now believed by them to be true, they expressly accept and assume the risk of such possible difference in facts and agree that this Mutual Release shall be, and remain, in full force and effect notwithstanding such difference in fact.

        The parties acknowledge and warrant that there are no claims or actions currently filed or pending relating to the subject matter of this Mutual Release.

        2.     GENERAL RELEASE.

               With respect to the matters released hereinabove ("Released Matters"), the Released Matters are intended to encompass all known and unknown, foreseen and unforeseen claims which the parties may have against one another up to and including the date of this Mutual Release. It is further understood and agreed that the parties expressly waive all rights with respect to the Released Matters under Section 1542 of the Civil Code of the State of California and any similar law of any state or territory of the United States.
Said section provides as follows:



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               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

This waiver of the provisions of Section 1542 of the California Civil Code was separately bargained for, and the parties expressly agree that the releases contained herein shall be given full force and effect in accordance with each and all of the express terms and provisions relating to unknown and unsuspected claims, demands and causes of action, if any.

EXECUTED THIS ____________ DAY OF _______________, 199___.

DOREEN J. BLAUSCHILD                         SOUTHERN CALIFORNIA FEDERAL
                                             SAVINGS AND LOAN ASSOCIATION


                                             By:
                                                --------------------------------

                                             Its:
                                                --------------------------------


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